Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
As independent public accountants, we hereby consent to the use in this Registration Statement on Form S-11 of Desert Capital REIT, Inc. of our report dated February 28, 2005, on the financial statements of Desert Capital REIT, Inc. contained in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ Eide Bailly LLP
Aberdeen, South Dakota
October 7, 2005